Exhibit 3.1
SINCLAIR, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: Sinclair, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its Charter as currently in effect and as hereinafter amended.

SECOND: These Articles of Amendment and Restatement shall be effective as of 12:00 a.m. Eastern Time on June 1, 2023.

THIRD: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE FIRST: Name. The name of the Corporation is:

Sinclair, Inc.

ARTICLE SECOND: Purpose. The purpose for which the Corporation is formed and the business or object to be carried on and promoted by it are as follows: to engage in any lawful business or other activity for which corporations may be organized under the laws of the State of Maryland, including to do anything permitted by Section 2-103 of the Maryland General Corporation Law.

ARTICLE THIRD: Capital Structure. The total number of shares of all classes of stock which the Corporation has authority to issue is six hundred and ninety million (690,000,000) shares, having an aggregate par value of six million nine hundred thousand dollars ($6,900,000.00), consisting of five hundred million (500,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share (the “Class A Common Stock”), one hundred and forty million (140,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share (the “Class B Common Stock”), and fifty million (50,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share (the “Preferred Stock”). Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as “Common Shares”.

ARTICLE FOURTH: Voting Rights.

(a) Holders of Class A Common Stock are entitled to one (1) vote per share of such stock held and, except as provided below, holders of Class B Common Stock are entitled to ten (10) votes per share of such stock held with respect to matters properly submitted for the vote of holders of Common Shares at any duly constituted meeting of stockholders. The holders of Common Shares will vote together as a single class on all matters properly presented to the stockholders for their vote unless otherwise required by law. The holders of the Common Shares are not entitled to cumulate votes in the election of any directors.

(b) Notwithstanding the foregoing, holders of Class B Common Stock shall be entitled to one (1) vote per share with respect to: (i) any proposed “Rule 13e-3 transaction,” as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, between the Corporation and any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith (the “Controlling Stockholders”), any Affiliate (as such term is defined below) of the Controlling Stockholders, or any group which the Controlling Stockholders are an Affiliate or which the Controlling Stockholders are a member; (ii) any disposition of all or substantially all of the Corporation’s assets; (iii) any sale or transfer or other disposition of assets which would cause a fundamental change in the nature of the Corporation’s business; and (iv) a merger or a consolidation of the Corporation subsequent to which the holders of the Common Shares will own less than 50% of the common stock of the Corporation following such transaction.

For the purpose of paragraph (b) above, an “Affiliate” is defined as: (i) any individual or entity that, directly or indirectly, controls, is controlled by, or is under the common control of the Controlling Stockholders; (ii) any corporation or organization (other than the Corporation or a majority owned subsidiary of the Corporation) of which any of the Controlling Stockholders is an owner or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities or in which any of the Controlling Stockholders has a substantial beneficial interest; (iii) a voting trust or similar arrangement pursuant to which any of the Controlling Stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the Controlling Stockholders or any relative of such spouse provided such spouse has the same residence as the Controlling Stockholder.

ARTICLE FIFTH: Conversion of Class B Common Stock.

(a) In the event that the number of shares of the Corporation’s Common Shares held in the aggregate by Controlling Stockholders falls to below ten percent (10%) of the total number of Common Shares outstanding, each outstanding share of Class B Common Stock shall at that time be automatically converted to one (1) fully paid and non-assessable share of Class A Common Stock.

(b) Upon the sale or other transfer by a holder of Class B Common Stock to a person or entity other than a Permitted Transferee (as such term is defined below), such shares of Class B Common Stock shall be automatically converted into an equal number of shares of Class A Common Stock. Promptly upon such sale or other transfer, the holder of Class B Common Stock shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at such office: (i) stating that the shares are being converted pursuant to this paragraph, (ii) identifying the number of shares of Class B Common Stock being converted, and (iii) setting out the name or names (with addresses) and denominations in which the certificate or certificates for Class A Common Stock shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the Class B Common Stock shall obligate the Corporation or its transfer agent to issue and deliver at such stated address to such stated transferee a certificate or certificates for the number of Class A Common Stock to which such transferee is entitled, registered in the name of such transferee. In the event of a sale or other transfer of less than all of the Class B Common Stock evidenced by a certificate surrendered to the Corporation in the accordance with the above procedures, the Corporation shall execute and deliver to the transferor, without charge, a new certificate evidencing the number of shares of Class B Common Stock not sold or otherwise transferred.

For the purpose of paragraph (b) above, a “Permitted Transferee” is defined as:
(i)    (A) any Controlling Stockholder; (B) the estate of a Controlling Stockholder; (C) the spouse or former spouse of a Controlling Stockholder; (D) any lineal descendent of a Controlling Stockholder, any spouse of such lineal descendent, a Controlling Stockholder’s grandparent, parent, brother or sister or a Controlling Stockholder’s spouse’s brother or sister; (E) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees; or (F) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment or general or special non-testamentary power of appointment which is limited to any other Permitted Transferee;

(ii)    the Corporation;

(iii)    any employee benefit plan or trust thereunder sponsored by the Corporation or any of its subsidiaries;

(iv)    any trust principally for the benefit of one or more of the individuals, persons, firms or entities (“Persons”) referred to in (i) through (iii) above;

(v)    any corporation, partnership, or other entity if all of the beneficial ownership is held by one or more of the Persons referred to in (i) through (iv) above;

(vi)    any voting trust for the benefit of one or more of the Persons referred to in (i) through (iv) above; and

(vii)    any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds the Class B Common Stock for the benefit of a Controlling Stockholder or Permitted Transferee thereof.

(c) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee without causing an automatic conversion of such shares into Class A Common Stock, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by a pledgee who is not a Permitted Transferee, such pledged shares of Class B Common Stock shall be converted automatically, without any act or deed on the part of the Corporation or any other person, into shares of Class A Common Stock as provided above.
(d) Each share of Class B Common Stock shall be convertible, at the option of its holder, into one fully paid and non-assessable share of Class A Common Stock at any time. In the event of such voluntary conversion, the procedures set forth in paragraph (a) above shall be followed.

(e) Shares of Class B Common Stock that are converted into shares of Class A Common Stock due to a sale, transfer, or voluntary conversion shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation as determined by the Board of Directors.

(f) The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Common Stock, for the purpose of effecting the conversions provided for herein, a sufficient number of shares of Class A Common stock to effect the conversion of all Class B Common Stock. All of the Common Stock so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take such action as may be necessary to ensure that all such Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any stock exchange or market on which any of the Common Shares are listed or quoted.

(g) In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among Class A Common Stock and Class B Common Stock as provided herein.

ARTICLE SIXTH: Preferred Stock.

The Board of Directors shall have authority to classify and reclassify any of the unissued shares of Preferred Stock from time to time by setting or changing in any one or more respects the liquidation or dividend preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the Preferred Stock; provided, however, that the Board of Directors shall not classify or reclassify any such shares into Common Shares, or into any class or series of stock which has the same or lower liquidation priority as the Common Shares. Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock, and the holder thereof shall not be liable for any further payment thereon. Notwithstanding anything in these Articles to the contrary, as long as any of the Common Shares shall be listed and quoted on the NASDAQ National Market System, no Preferred Stock may be issued pursuant to the provisions of this Article SIXTH which would violate the applicable Voting Rights Policy of the NASDAQ National Market System, as the same may be amended from time to time.

ARTICLE SEVENTH: Other Stock Rights.

(a) Except as provided hereinabove, each of the Common Shares issued and outstanding shall be identical in all respects, and no dividends shall be paid on any of the Common Shares unless the same dividend is paid on all of the Common Shares at the time of such payment. Except for and subject to those special voting rights expressly granted herein to the holders of the Class B Common Stock, the holders of the Common Shares shall have exclusively all other rights of stockholders including, but not limited to, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably all of the assets and funds of the Corporation remaining after the payment to the creditors of the Corporation.

(b) Stock Splits and Combinations. If the Corporation shall in any manner subdivide (by stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of each other class of Common Shares shall be subdivided or combined, as the case may be, to the same extent, share and share alike.

(c) As long as any of the Common Shares shall be listed and quoted on the NASDAQ National Market, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of

Directors shall at all times include such number of “Independent Directors” (as such term is defined in Part III, Section 6(c) of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc. “NASD”), as the same may be amended from time to time) as shall be required by the By-Laws of the NASD for the Common Shares to be eligible for listing and quotation of the NASDAQ National Market. In the event that the Common Shares shall cease to be listed and quoted on the NASDAQ National Market, and subsequently are listed and quoted on an exchange or other trading system, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, for the Common Shares to be eligible for listing and quotation on such exchange or other trading system.

(d) No holder of Common Shares or Preferred Shares shall be entitled to preemptive or subscription rights.

ARTICLE EIGHTH: Principal Office & Resident Agent. The post office address of the principal office of the Corporation in this State is 10706 Beaver Dam Road, Hunt Valley, MD 21030. The name and post office address of the resident agent of the Corporation in this State is The Corporation Trust Incorporated and its address is 2405 York Rd., Suite 201, Baltimore County, Lutherville Timonium, Maryland 21093-2264.

ARTICLE NINTH: Participation of Non-Citizens. The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

(a) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an “Alien”; collectively, “Aliens”) any shares of capital stock of the Corporation if such issuance would result in the total number of shares of such capital stock held or voted by Aliens exceeding 25% of (i) the total number of all shares of such capital stock outstanding at any time and from time to time, or (ii) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time and shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held or voted by Aliens exceeding such 25% limits as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

(b) No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of all shares of capital stock of the Corporation outstanding at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

(c) No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens except as may be permitted by law or regulation.

(d) The Board of Directors shall have all powers necessary to implement the provisions of this ARTICLE NINTH and to ensure compliance with the alien ownership restrictions (the “Alien Ownership Restrictions”) of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (collectively, the “Communications Act”), including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition.

(e) Without limiting the generality of the foregoing and notwithstanding any other provision of this Charter to the contrary, any shares of capital stock of the Corporation determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors, pursuant to Section 2-310 of the Maryland General Corporation Law, or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

(i)    the redemption price of the shares to be redeemed pursuant to this ARTICLE NINTH shall be equal to the fair market value of the shares to be redeemed, as determined by reference to the closing price of such shares on the last business day before the date of redemption if the shares are traded on a national exchange or as determined by the Board of Directors in good faith if the shares are not then being traded on a national exchange;

(ii)    the redemption price of such shares may be paid in cash, securities or any combination thereof;

(iii)    if less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(iv)    at least 10 days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v)    from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

(vi)    such other terms and conditions as the Board of Directors shall determine.

For purposes of this ARTICLE NINTH, the determination of beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. ss. 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE TENTH: Directors.

(a) The number of directors of the Corporation which shall constitute the whole Board shall be not less than three (3) nor more than thirteen (13) directors. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to a Resolution adopted by a majority of the entire Board of Directors. Directors shall hold office for a term of one (1) year or until the first annual meeting of stockholders following their election. Each director elected shall hold office until his successor shall be elected and shall qualify.

(b) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a majority vote of the remaining directors, though less than a quorum, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the successors shall be elected and shall qualify.

(c) At any meeting of the stockholders called for the purpose, any director may, by a majority vote of all of the shares of stock outstanding and entitled to vote, be removed from office, but only for cause.

(d) Notwithstanding anything contained in this Charter to the contrary, the affirmative vote of stockholders holding a majority of the votes entitled to be cast for election of directors shall be required to amend or repeal or adopt any provision inconsistent with this ARTICLE TENTH.

ARTICLE ELEVENTH: Indemnification. The Corporation shall indemnify (a) its directors and officers, whether serving the Corporation or at the request of another entity, and advance expenses to a director or officer of the Corporation to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law, and (b) its other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law. No amendment of the Charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE TWELFTH: Duration. The duration of the Corporation shall be perpetual.

ARTICLE THIRTEENTH: Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the

Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this ARTICLE THIRTEENTH, nor the adoption or amendment of any other provision of the Charter or bylaws inconsistent with this ARTICLE THIRTEENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

FOURTH: The amendment to and restatement of the Charter of the Corporation, as hereinabove set forth, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The address of the principal office of the Corporation is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

SIXTH: The name and address of the Corporation’s current resident agent is as set forth in ARTICLE EIGHTH.

SEVENTH: The number of directors of the Corporation are as set forth in ARTICLE TENTH. The names of the nine (9) directors who currently hold office are David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Laurie R. Beyer, Benjamin S. Carson, Sr., Howard E. Friedman, Daniel C. Keith and Benson E. Legg.

EIGHTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation; and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

NINTH: Prior to this amendment the total number of shares of all classes of stock which the Corporation had authority to issue was one hundred shares (100) of a single Class of Common Stock having a par value of one cent ($.01) per share for a total aggregate par value of one dollar ($1.00).

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IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President and Chief Financial Officer on this 22nd day of May, 2023.

WITNESS/ATTEST:		SINCLAIR, INC.
By:	/s/ Lucy A. Rutishauser	By:	/s/ Christopher S. Ripley
Name:	Lucy A. Rutishauser	Name:	Christopher S. Ripley
Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

SINCLAIR, INC.
ARTICLES OF AMENDMENT

Sinclair, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its articles of amendment and restatement of its charter (the “Articles”) as currently in effect as hereafter set forth.

SECOND: The Articles are hereby amended by deleting the definition of “Permitted Transferee” in Article Fifth, paragraph (b) and replacing it in its entirety with the following:

For the purpose of paragraph (b) above, a “Permitted Transferee” is defined as:

(i)(A) any Controlling Stockholder; (B) the estate of a Controlling Stockholder; (C) the spouse or former spouse of a Controlling Stockholder; (D) any lineal descendent of a Controlling Stockholder, any spouse of such lineal descendent, a Controlling Stockholder’s grandparent, parent, brother or sister or a Controlling Stockholder’s spouse’s brother or sister; (E) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees; or (F) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment or general or special non-testamentary power of appointment which is limited to any other Permitted Transferee;
(ii)the Corporation;
(iii)any employee benefit plan or trust thereunder sponsored by the Corporation or any of its subsidiaries;
(iv)any trust principally for the benefit of one or more of the individuals, persons, firms or entities (“Persons”) referred to in (i) through (iii) above;
(v)any corporation, partnership, or other entity if all of the beneficial ownership is held by one or more of the Persons referred to in (i) through (iv) above;
(vi)any voting trust for the benefit of one or more of the Persons referred to in (i) through (iv) above;
(vii)any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds the Class B Common Stock for the benefit of a Controlling Stockholder or Permitted Transferee thereof; and
(viii)any United States Internal Revenue Code Section 501(c)(3) organization or Section 501(c)(4) organization on which one or more Permitted Transferees: (A) serves as a board member, trustee or member of any governing authority; (B) over which such Permitted Transferee(s) have contributed in any one of the immediately preceding five (5) fiscal years of such organization over fifty percent (50%) of such organization’s annual revenue, or (C) have the ability to either appoint the majority of the organization’s board or any governing authority or control the material decisions of such organization.

THIRD: The amendment to the Articles, as hereinabove set forth, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation; and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

FIFTH: These Articles of Amendment shall become effective at 12:01 a.m. (Eastern Standard Time) on June 6, 2025.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President and Chief Financial Officer on this 6th day of June, 2025.

WITNESS/ATTEST:		SINCLAIR, INC.
By:	/s/ Lucy A. Rutishauser	By:	/s/ Christopher S. Ripley
Name:	Lucy A. Rutishauser	Name:	Christopher S. Ripley
Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer